EXHIBIT 99.1         PRESS RELEASE, ISSUED AUGUST 16, 2004


Peninsula Gaming, LLC Announces Financial Results for the Quarter Ended June 30, 2004

(Dubuque, IA -- Aug 16, 2004) Peninsula Gaming, LLC ("PGL" or the "Company"), owner and operator of the Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, and of The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, today reported financial results for the quarter ended June 30, 2004.

A conference call with management is scheduled for Monday, August 16, 2004 at 4:30 p.m. EST, and can be accessed by calling 800-240-4186. For your convenience, the call can be retrieved for replay for a period of one week (through August 23, 2004). The number will be released at the time of the call.


SECOND QUARTER 2004 RESULTS

Consolidated Results

Consolidated net revenue for the second quarter of 2004 was $36.6 million, compared to $19.6 million in the second quarter of 2003. Consolidated income from operations during the second quarter of 2004 rose to $4.4 million as compared to $3.7 million reported in the second quarter of 2003. Consolidated net loss to common members' interest for the second quarter of 2004 was $39.7 million, compared to $3.0 million for the second quarter of 2003. The increased net loss was due to a loss on early retirement of debt of $37.6 million as a result of our refinancing activities discussed below.

In the second quarter of 2004, Peninsula Gaming, LLC reported consolidated Adjusted EBITDA of $7.6 million, an increase of 61.6 percent when compared to $4.7 million for the second quarter 2003. The increase is primarily due to the opening of the casino portion of the Evangeline Downs Racetrack and Casino on December 19, 2003. (See the accompanying tables and footnotes, which reconciles Adjusted EBITDA to net loss from common members' interest.)

The Company ended the quarter with $30.7 million of cash (of which $27.6 million is unrestricted cash and $3.1 million is restricted cash). Total debt outstanding at June 30, 2004 including the current portion, was $274.4 million. The Company incurred $10.5 million of capital expenditures during the three-month period ended June 30, 2004. Of this total, $9.5 million related to construction and development activities at Evangeline Downs Racetrack and Casino and $0.5 million and $0.5 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively. The expenditures primarily related to the purchase of new slot machines at the Diamond Jo and conversions of slot machines at OED to incorporate ticket-in, ticket-out technology, which we believe enhances customer service and produces operating efficiencies.

Diamond Jo (property only)

In the second quarter of 2004, Adjusted EBITDA at the Diamond Jo decreased over the comparable period of the prior year by approximately $0.6 million to $3.7 million. In the second quarter of 2004, net revenues at the Diamond Jo decreased over the comparable period of the prior year by approximately $0.9 million to $12.3 million. Net revenues decreased during the 2004 period primarily due to a decrease in casino revenues of approximately $0.9 million. Net revenues include casino revenues of approximately $12.2 million and food and beverage and other revenues of approximately $0.8 million, less promotional allowances of approximately $0.7 million.


Evangeline Downs Racetrack and Casino (property only)

For the second quarter of 2004, OED's Adjusted EBITDA and net operating revenues were approximately $3.9 million and $24.2 million, respectively. Net revenues for the 2004 period include casino revenues of approximately $16.6 million, racing and off-track betting revenues of approximately $6.5 million, and food and beverage and other revenues of approximately $2.5 million, less promotional allowances of approximately $1.4 million. Results from operations of OED for the periods described above are not comparable to prior periods due to the casino opening in December 2003.

Refinancing

On April 16, 2004, DJL and The Old Evangeline Downs Capital Corp. completed a private placement of $233 million 8 3/4% senior secured notes due 2012 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 144A promulgated thereunder (herein referred to as the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004.

The Company used the net proceeds from the sale of the Peninsula Gaming Notes as follows (all payments based on outstanding balances as of April 16, 2004): 1) to redeem all of DJL's existing senior secured notes in an amount (including call premium and accrued interest) of approximately $79.9 million; 2) to repurchase OED's senior secured notes in an amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; 3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; 4) to pay related fees and expenses of approximately $13.4 million; and 5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, DJL incurred a loss of approximately $8.7 million consisting of the write-off of deferred financing fees of approximately $2.0 million, the payment of a call premium on the DJL senior secured notes of approximately $5.7 million, interest on the DJL senior secured notes of approximately $0.7 million and write-off of bond discount of approximately $0.3 million. In connection therewith, OED also incurred a loss of approximately $27.9 million consisting of the write-off of deferred financing fees of approximately $8.4 million, the payment of a tender premium on the OED senior secured notes of approximately $16.3 million, write-off of bond discount of approximately $2.1 million and consent fees of approximately $1.1 million. In addition, the Company wrote off $0.9 million of deferred financing fees related to the credit facilities discussed below.

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


On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base. Immediately upon the closing of the PGL Credit Facility, the Company borrowed approximately $14.9 million to refinance outstanding obligations under DJL's and OED's existing senior credit facilities and pay financing related fees and expenses.


The PGL Credit Facility also contains a Term Loan in the amount of $14,666,667. The proceeds from the Term Loan were used to repay outstanding obligations under the OED's existing furniture, fixtures and equipment credit facility.

As of June 30, 2004, the Company had $14.9 million and $14.7 million outstanding under the revolver portion and Term Loan portion of the PGL Credit Facility, respectively. In addition, as of June 30, 2004, the Company had outstanding letters of credit of approximately $3.5 million.


Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond PGL's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by DJL with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. PGL assumes no obligation to update such information.


Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

                                                               Three Months         Three Months
                                                                   Ended                Ended
                                                               June 30, 2004        June 30, 2003
                                                               -------------        -------------
           REVENUES:
              Casino                                           $  28,813,123        $  13,196,976
              Racing                                               6,494,040            5,810,395
              Food and beverage                                    2,957,716            1,157,327
              Other                                                  408,084              104,735
              Less promotional allowances                         (2,107,294)            (710,186)
                                                               -------------        -------------
                             Total net revenues                   36,565,669           19,559,247
                                                               -------------        -------------
           EXPENSES:
              Casino                                              14,234,665            5,446,088
              Racing                                               5,426,800            4,921,420
              Food and beverage                                    2,523,221              869,126
              Boat operations                                        545,986              575,000
              Other                                                  543,737               47,946



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

              Selling, general and administrative                  5,686,185            2,993,694
              Depreciation and amortization                        2,959,151              829,624
              Pre-opening expense                                     50,997              196,045
              Development costs                                       37,961
              Management fee                                         149,577
                                                               -------------        -------------
                             Total expenses                       32,158,280           15,878,943
                                                               -------------        -------------

           INCOME FROM OPERATIONS                                  4,407,389            3,680,304

           OTHER INCOME (EXPENSE):
              Interest income                                         72,518              211,199
              Interest expense, net of amounts capitalized        (6,471,234)          (6,797,433)
              Interest expense related to early retirement
                of debt                                          (36,471,069)
              Interest expense related to preferred
                members' interest, redeemable                        (90,000)
              Loss on disposal of assets                                (192)             (17,421)
                                                               -------------        -------------
                             Total other expense                 (42,959,977)          (6,603,655)

           NET LOSS BEFORE PREFERRED
                MEMBER DISTRIBUTIONS                             (38,552,588)          (2,923,351)

           LESS PREFERRED MEMBER DISTRIBUTIONS                                            (90,000)
                                                               -------------        -------------
           NET LOSS TO COMMON MEMBERS' INTEREST                $ (38,552,588)       $  (3,013,351)
                                                               =============        ==============




Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The  following is a  reconciliation  of Adjusted  EBITDA to Net Loss from Common
Members' Interest:
                                                                            Adjusted EBITDA
                                                                      Three Months Ended June 30,
                                                                   2004                    2003
                                                               -----------              -----------

         Diamond Jo                                            $    3,704               $    4,306
         Evangeline Downs                                           3,901                      400
                                                               -----------              -----------
         Total Adjusted EBITDA (1)                                  7,605                    4,706
         Diamond Jo:
            Development costs..............................           (38)
            Depreciation and amortization..................          (588)                    (751)
            Interest expense, net..........................       (11,495)                  (2,722)
            Loss on sale of assets.........................                                    (17)
            Preferred member distributions.................                                    (90)
         Evangeline Downs:
            Depreciation and amortization..................        (2,372)                     (79)
            Pre-opening expense............................           (51)                    (196)
            Management fee.................................          (150)
            Interest expense, net..........................       (31,464)                  (3,864)
                                                               -----------              -----------
            Net loss to common members' interest...........    $  (38,553)              $   (3,013)
                                                               ===========              ===========

(1)      Adjusted EBITDA is defined as net loss to common members' interest plus
         depreciation  and  amortization,   pre-opening  expense,  net  interest
         expense  (including  loss on early  retirement  of  debt),  development expense,  loss on sale of assets,  preferred member  distributions  and management fees.



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

Contacts:

         Diamond Jo, LLC
         Natalie A. Schramm, 563-690-2120





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